Motorola Announces Distribution Ratio
for Distribution of Freescale Common Stock

SCHAUMBURG, Ill. – 29 November 2004 –Motorola, Inc. (NYSE: MOT) today announced the distribution ratio for the previously announced distribution of its equity interest in Freescale Semiconductor, Inc. (NYSE: FSL) to Motorola shareholders.

Motorola shareholders will receive .110415 of a share of Freescale Semiconductor Class B common stock for each outstanding share of Motorola common stock they held of record as of the close of business on November 26, 2004. The distribution will be effective as of December 2, 2004.

Given the nature of the transaction, holders of Motorola common stock who sell shares on or before December 2, 2004 will also be selling their entitlement to receive shares of Freescale Semiconductor Class B common stock in the distribution. Investors are encouraged to consult with their financial advisors regarding the specific implications of selling Motorola common stock before the distribution.

Cash will be delivered in lieu of fractional share interests to Motorola shareholders entitled to receive less than one share of Freescale Semiconductor Class B common stock. The distribution is structured to be tax-free to Motorola shareholders (other than with respect to any cash received in lieu of fractional shares).

Freescale Semiconductor Class B common stock is expected to begin trading on the New York Stock Exchange under the symbol “FSL.B” on December 3, 2004.

An information statement describing the distribution is being mailed to Motorola shareholders. Motorola shareholders will not be required to pay cash or other consideration when the Freescale Semiconductor Class B shares are distributed to them or to surrender or exchange their shares of Motorola common stock to receive the dividend.

About Motorola

Motorola, Inc. (NYSE: MOT) is a global leader in wireless, broadband and automotive communications technologies that help make life smarter, safer, simpler, synchronized and fun. Sales in 2003 were US $27.1 billion. Motorola creates innovative technological solutions that benefit people at home, at work and on the move. The company also is a progressive corporate citizen dedicated to operating ethically, protecting the environment and supporting the communities in which it does business. For more information, please visit www.motorola.com.

About Freescale Semiconductor
Freescale Semiconductor, Inc. (NYSE:FSL) is a global leader in the design and manufacture of embedded semiconductors for the automotive, consumer, industrial, networking and wireless markets. Freescale became a publicly traded company in July 2004 after more than 50 years as part of Motorola, Inc. (NYSE:MOT). The company is based in Austin, Texas, and has design, research and development, manufacturing or sales operations in more than 30 countries. Freescale Semiconductor’s 2003 sales were US $4.9 billion. For more information, please visit www.freescale.com.

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Media Contacts:
Jennifer Weyrauch
Motorola
Jennifer.Weyrauch@motorola.com
+1 847-435-5320

Tim Doke
Freescale Semiconductor
Tim.Doke@Freescale.com
+ 1 512-895-1791